EXHIBIT 10.3
INTERNATIONAL FLAVORS & FRAGRANCES INC.
RESTRICTED STOCK UNITS (“RSU”) AWARD AGREEMENT
(the “RSU AWARD AGREEMENT”)

Participant: Hernan Vaisman                    Job Level: 11
Organization Unit/Location: Flavors/New York    Position: Group President, Flavors
This RSU Award Agreement, dated as of March 6, 2014 (the “Grant Date”), is made by and between International Flavors & Fragrances Inc., a New York Corporation, including its affiliates (the “Company”) and Hernan Vaisman (the “Participant”) under the International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan, as it may be amended from time to time (the “Plan”). Pursuant to Section 6 of the Plan, Participant has been granted an RSU Award, as described below (the “RSU Award”) subject to the Participant’s acceptance of the attached RSU Terms and Conditions and the Plan, both of which are made a part hereof and are incorporated herein by reference.

			RSU Award Information
Grant Date	Award Value on Grant Date ($US)	Number of RSUs Granted	Closing Share Price on Grant Date ($US)	Vesting Date	Settlement of Award
March 6, 2014	$325,000	3,413	$95.23	March 6, 2015	Awards are settled by delivery of one Share of Company Common Stock for each RSU being settled

BY ACCEPTING THIS RSU AWARD, PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THE PLAN, THIS RSU AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS AND RELATED ADDENDUM. THE PARTICIPANT HAS REVIEWED THE PLAN, THE RSU AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE RSU AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN, THIS RSU AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS. THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR PARTICIPANT'S COUNTRY OF EMPLOYMENT. PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE ARISING UNDER THE PLAN, THE RSU AWARD AGREEMENT OR THE RSU TERMS AND CONDITIONS.

ACCEPT     Hernan Vaisman __/S/ Hernan Vaisman

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INTERNATIONAL FLAVORS & FRAGRANCES INC.
RSU AWARD AGEEMENT
TERMS AND CONDITIONS (the “RSU TERMS AND CONDITIONS”)

These RSU Terms and Conditions, including the relevant addendum, are a part of each International Flavors & Fragrances Inc. (the “Company”) RSU Award Agreement made under the Plan, which is hereby incorporated by reference.

Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. In the event of any conflict between the provisions of these RSU Terms and Conditions and the Plan, the provisions of the Plan shall govern.

1.
Amount of RSU Award. As of the Grant Date, the Participant shall be eligible to receive an RSU Award in the number of RSUs specified on the first page of the RSU Award Agreement. The RSU Award provides Participant with a contractual right to receive one share of Stock for each RSU being settled upon vesting.

2.
Eligibility for Award. The Participant’s eligibility for an RSU Award shall be at the discretion of the Committee as authorized in Section 5 of the Plan. The grant of the RSU Award is a one-time benefit and does not create any contractual or other right to receive any future RSU Award.

3.
Vesting and Account. The RSU Award vests on the date set forth on the first page of the RSU Award Agreement if not previously forfeited, and is 0% vested before expiration of this period Prior to vesting, the Company or its designated agent shall maintain a bookkeeping account reflecting the number of RSUs credited to the Participant’s account.

4.
Settlement of the Award. Upon vesting, the RSU Award will be settled by delivery of one share of Stock as of the Vesting Date, for each RSU being settled. Such settlement shall occur promptly on or following the vesting of each RSU.

5.	Voting Rights and Dividends. RSUs do not provide voting or dividend rights until fully vested and no dividends or dividend equivalents will be paid or credited on any unvested RSUs.

6.
Termination of Employment or Leave of Absence. A Participant’s rights under the RSU Award following termination of employment or leave of absence shall be determined in accordance with the following provisions:

a.
Termination Not for Cause. If the Participant is involuntarily terminated not for Cause, a pro-rata portion of all outstanding unvested RSUs shall remain outstanding and will become vested at the Applicable Vesting Date as though Participant had not had a termination of employment under this subsection 6(a). The pro-rata portion shall be determined by multiplying the number of unvested RSUs by a fraction, the numerator of which is (x) the number of days from the Grant Date to the Participant’s termination of employment and (y) the

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denominator of which is 1,066. A Participant’s RSUs that have not vested before such termination of employment under this subsection 6(a), and which are not included in the pro rata portion subject to continued vesting will be immediately forfeited. “Applicable Vesting Date” means March 1 of the calendar year following the calendar year in which the Participant is terminated not for cause or Participant terminates due to Disability, Early Retirement or Normal Retirement or, if earlier, the Award vesting date.

b.	Resignation or Termination With Cause. If a Participant resigns, or is terminated by the Company for Cause, then all outstanding unvested RSUs will be immediately forfeited.

c.
Early or Normal Retirement or Disability. If a Participant terminates employment due to Early Retirement, Normal Retirement or Disability, then all outstanding unvested RSUs will remain outstanding and will become vested at the Applicable Vesting Date as though the Participant had not had a termination of employment under this subsection 6(c). Upon vesting, such RSUs will be settled promptly, provided that if vesting occurs at an Applicable Vesting Date earlier than the Award vesting date, settlement will occur within fourteen (14) days after the Award vesting date.

d.	Death. If a Participant terminates employment due to death, then all outstanding unvested RSUs will become immediately vested.

7.
Clawback and Recoupment Provisions. The RSU Award shall be subject to the clawback, recoupment and forfeiture provisions of Section 10 of the Plan and Section 7 of the ESP. By acknowledging the RSU Award Agreement, the Participant acknowledges that any and all RSU Awards previously granted to the Participant under Section 6 or Section 7 of the Plan prior to the Grant Date, and any other cash or Stock provided to the Participant prior to or following the Grant Date under the RSU Award or otherwise under the Plan, are subject to the provisions of Section 10 of the Plan and Section 7 of the ESP.

8.
Limits on Transfers of Awards. Except as provided by the Committee, the RSU Award and any right under the RSU Award, shall not be assignable, alienable, saleable, or transferable by the Participant other than by will or by the laws of descent and distribution in accordance with Section 11(b) of the Plan.

9.	Administration.

a.
Administration. The Board has delegated administrative authority to the Committee and the RSU Award shall be administered by the Committee or a subset of the Committee that satisfies the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the “Code”) with respect to any incentive compensation subject to Code Section 162(m).

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b.
Powers and Duties. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of the RSU Award and may adopt, amend or revoke any rule or regulation established for the proper administration of the RSU Award. The Committee shall have the ability to modify the RSU Award provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law or regulations in jurisdictions in which Participant will receive the RSU Award. The Committee will oversee the RSU Award calculations. All interpretations, decisions, or determinations made by the Committee pursuant to the RSU Award shall be final and conclusive.

10.
Amendment; Termination of the RSU Award. The Committee has the right to revise, modify, or terminate the RSU Award in whole or in part at any time or for any reason, and the right to modify the RSU Award amount in accordance with Section 11(e) of the Plan.

11.
Tax Liability and Withholding. The Participant shall be responsible for any tax liability that may arise as a result of the payments contemplated by the RSU Award or these RSU Terms and Conditions in accordance with Section 11(d) of the Plan. The Participant acknowledges the Company is authorized to withhold taxes due, or potentially payable in connection with any payment of the RSU Award in accordance with Section 11(d) of the Plan. Further, the Participant agrees to any deduction or setoff by the Company as provided under Section 11(f) of the Plan.

12.	Compliance with Code Section 409A. Section 11(j) of the Plan is hereby incorporated by reference.

13.
Severability; Survival of Terms. Should any provision of the RSU Award or these RSU Terms and Conditions be held by a court of competent jurisdiction to be unenforceable, such holding shall not affect the validity of the remainder of the RSU Award or these RSU Terms and Conditions. These RSU Terms and Conditions shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

14.
Entire Agreement; Dispute Resolution. These RSU Terms and Conditions and all addendums hereto, the RSU Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

15.	Non U.S. Residents. Rights and restrictions for Participants residing in foreign countries may differ and shall be based on applicable foreign law and will be governed by Section 11(K) of the Plan.

16.	Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSU Award by electronic means. The Participant hereby

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consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.
Governing Law. These RSU Terms and Conditions and the RSU Award Agreement shall be governed by and construed according to the laws of the State of New York and the United States without regard to principles of conflict of law.

18.
Consent for Data Transfer. By accepting the RSU Award Agreement, the Participant voluntarily acknowledges and consents to the collection, use processing and transfer of personal data as described herein, including for the purpose of managing and administering the Plan, certain personal information, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all options or any other entitlement to Shares or other equity of the Company awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor (“Data”). The Company and/or its affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Plan and may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares or equity on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares Stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to participate in the Plan.

19.
Addendum. Notwithstanding any provision in these RSU Terms and Conditions to the contrary, the RSU Award shall be subject to any special terms and conditions for Participant’s country of residence set forth in an addendum to these RSU Terms and Conditions (an “Addendum”). Further, if Participant transfers Participant’s residence to another country, at the time of transfer, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the RSU Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). Any applicable Addendum shall constitute part of these RSU Terms and Conditions.

20.	Private Placement. The grant of RSUs is not intended to be a public offering of securities in Participant’s country of residence (and country of employment, if

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different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

21.
Notices. Any notice required or permitted to be given under this RSU Award Agreement or the RSU Terms and Conditions shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

International Flavors & Fragrances Inc.
521 W. 57th Street
New York, New York 10019
Attn: Chief Human Resources Officer

If to the Participant:

To the last address delivered to the Company by the Participant in the manner set forth herein.

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